Exhibit 5.1

Satin and Lee Law P.C. 200 Broadhollow Road, Suite 207 Melville, New York 11747	516-421-6100 (office) 516-421-6105 (fax) www.satinandlee.com

May 5, 2025

SharpLink Gaming, Inc.

333 Washington Avenue North, Suite 104

Minneapolis, Minnesota 55401

Re: SharpLink Gaming, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to SharpLink Gaming, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 and the preliminary prospectus forming a part of the registration statement (the “Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 5, 2025, as thereafter amended or supplemented (the “Registration Statement”). The Prospectus relates to the registration of the proposed offering of (i) shares of common stock (the “Common Stock”), par value $0.0001 share, or pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”) in lieu thereof, (ii) Series A-1 warrants (the “Series A-1 Common Stock Warrants”) to purchase shares of Common Stock, (iii) Series A-2 warrants (the “Series A-2 Common Stock Warrants” and together with the Series A-1 Common Stock Warrants, the “Common Warrants”) to purchase shares of Common Stock and (iv) shares of Common Stock underlying the Common Warrants. The Common Stock, Pre-Funded Warrants, Series A-1 Warrants and Series A-2 Warrants are collectively referred to as the “Securities.” The proposed maximum aggregate offering price of the Securities pursuant to the Registration Statement is $5,000,000.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Amended and Restated Certificate of Incorporation and amendments thereto, as currently in effect, (ii) the Company’s By-Laws and amendments thereto, as currently in effect, (iii) the Registration Statement and related Prospectus, (iv) the form of Securities Purchase Agreement; (v) the form of Pre-Funded Warrant, (vi) the form of Series A-1 Warrant, (vii) the form of Series A-2 Warrant and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

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Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	The Securities have been duly authorized by all necessary corporate action on the part of the Company and, when issued and sold in accordance with the Registration Statement and the Prospectus and delivered and paid for in accordance with the terms of the Securities Purchase Agreement, the Securities will be validly issued, fully paid and nonassessable.

2.	The Pre-Funded Warrants, Series A-1 Warrants and Series A-2 Warrants have been duly authorized by all necessary corporate action on the part of the Company and, when the Pre-Funded Warrants, Series A-1 Warrants or Series A-2 Warrants are issued and sold in accordance with the Registration Statement and the Prospectus and delivered and paid for in accordance with the terms of the Securities Purchase Agreement, the Pre-Funded Warrants, Series A-1 Warrants or Series A-2 Warrants, as applicable, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except as such enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally including, without limitation, fraudulent transfer or fraudulent conveyance laws; (ii) public policy considerations, statutes or court decisions that may limit rights to obtain exculpation, indemnification or contribution (including, without limitation, indemnification regarding violations of the securities laws and indemnification for losses resulting from a judgment for the payment of any amount other than in United States dollars); and (iii) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including, without limitation, specific performance and equitable relief), regardless of whether considered in a proceeding in equity or at law.

3.	The Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Pre-Funded Warrants, Series A-1 Warrants or Series A-2 Warrants are exercised, the Common Stock, when and if issued upon exercise of the Pre-Funded Warrants, Series A-1 Warrants or Series A-2 Warrants, as applicable, in accordance with the terms of the Pre-Funded Warrants, Series A-1 Warrants or Series A-2 Warrants, as applicable, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Delaware General Corporation Law and, with respect to the enforceability of the Pre-Funded Warrants, Series A-1 Warrants and Series A-2 Warrants, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Satin and Lee Law P.C.
SATIN AND LEE LAW P.C.

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